Exhibit 5.1

December 9, 2016

Pro-Dex, Inc.

2361 McGaw Avenue

Irvine, California 92614

Attn: Chief Executive Officer

Re:	Registration Statement on Form S-3 Filed by Pro-Dex, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel for Pro-Dex, Inc., a Colorado corporation (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of up to an aggregate initial offering amount of $25,000,000 of the following securities: (i) shares of common stock, no par value per share, of the Company (the “Common Stock”); (ii) shares of preferred stock, no par value per share, of the Company (the “Preferred Stock”), in one or more series, certain of which may be convertible into or exchangeable for Common Stock; (iii) warrants to purchase Common Stock or Preferred Stock (the “Warrants”); (iv) subscription rights to purchase Common Stock or Preferred Stock (the “Subscription Rights”) pursuant to a subscription rights offering to shareholders of record on the record date for the subscription rights offering; and (v) units consisting of one or more of the securities described in clauses (i) through (iv) above or securities or obligations of third parties (the “Units”), in each case, as contemplated by the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Common Stock, the Preferred Stock, the Warrants, the Subscription Rights and the Units are collectively referred to herein as the “Securities.” The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), in amounts, at prices and on terms to be determined in light of the market conditions at the time of sale, and as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein and any supplements to the prospectus.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.       The shares of Common Stock, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

2.       The shares of Preferred Stock, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

3.       The Warrants, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

4.       The Subscription Rights, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

Pro-Dex, Inc.
December 9, 2016

5.       The Units, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class or series of Securities will have been established in accordance with the authorizing resolutions adopted by the Company’s Board of Directors (or an authorized committee thereof), the Company’s Articles of Incorporation (as amended, the “Articles of Incorporation”) and applicable law; (iv) shares of Common Stock and Preferred Stock will be evidenced by appropriate certificates that have been properly executed, countersigned, registered and delivered; (v)  the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and any Securities issuable upon conversion, exchange or exercise of any other Security, will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities; (vi) the resolutions authorizing the Company to issue, offer and sell the Securities will have been adopted by the Company’s Board of Directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; (vii) all Securities will be issued in compliance with applicable federal and state securities laws, in the manner provided in the Registration Statement or any prospectus supplement, and only upon payment of the consideration fixed therefor in accordance with the terms and conditions of any applicable definitive underwriting, purchase, agency or similar agreement relating to the particular offering, including any amendment to supplement thereto; (viii) in the case of any Warrant Agreement, Subscription Rights Agreement, Unit Agreement (each as defined below) or any amendment to the Articles of Incorporation, the terms and provisions thereof will comply with, and will not violate, the Articles of Incorporation, the Bylaws of the Company or any applicable law, rule or regulation, and there will be no terms or provisions contained therein that would affect the validity of any of the opinions rendered herein; (ix) any Warrant Agreement, Subscription Rights Agreement or Unit Agreement (each as defined below) will be governed by and construed in accordance with the laws of the State of California; and (x) the Company will continue to be validly existing under the laws of the State of Colorado.

With respect to any Securities consisting of Preferred Stock, we have further assumed that the Company will issue and deliver the shares of the Preferred Stock being issued and delivered after the filing with the Secretary of State of the State of Colorado of a certificate of amendment to the Articles of Incorporation establishing the designations, preferences and rights of the class or series of the Preferred Stock being issued and delivered.

With respect to any Securities consisting of Warrants, we have further assumed that: (i) the warrant agreement relating to the Warrants (the “Warrant Agreement”) to be entered into between the Company and an entity selected by the Company to act as the warrant agent (the “Warrant Agent”) will have been authorized, executed and delivered by the Company and the Warrant Agent; and (ii) the Warrants will be authorized, executed and delivered by the Company and the Warrant Agent in accordance with the provisions of the Warrant Agreement.

Pro-Dex, Inc.
December 9, 2016

With respect to any Securities consisting of Subscription Rights, we have further assumed that: (i) the subscription rights agreement relating to the Subscription Rights (the “Subscription Rights Agreement”) to be entered into between the Company and an entity selected by the Company to act as the subscription rights agent (the “Subscription Rights Agent”) will have been authorized, executed and delivered by the Company and the Subscription Rights Agent; and (ii) the Subscription Rights will be authorized, executed and delivered by the Company and the Subscription Rights Agent in accordance with the provisions of the Subscription Rights Agreement.

With respect to any Securities consisting of Units, we have further assumed that each component of such Units will be authorized, validly issued and fully paid (to the extent applicable) as contemplated by the Registration Statement and the applicable unit agreement (the “Unit Agreement”), if any.

To the extent that the obligations of the Company under any Warrant Agreement, Subscription Rights Agreement, Unit Agreement or other agreement pursuant to which any Securities offered pursuant to the Registration Statement are to be issued or governed, including any amendment or supplement thereto, may be dependent upon such matters, we assume for purposes of this opinion letter that (i) each party to any such agreement other than the Company (including any applicable Warrant Agent, Subscription Rights Agent or other party acting in a similar capacity with respect to any Securities) will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and that each such other party will be duly qualified to engage in the activities contemplated thereby; (ii) each such agreement and the applicable Securities will have been duly authorized, executed and delivered by each such other party and will constitute the valid and binding obligations of each such other party, enforceable against each such other party in accordance with their terms; (iii) each such other party will be in compliance, with respect to acting in any capacity contemplated by any such agreement, with all applicable laws and regulations; and (iv) each such other party will have the requisite organizational and legal power and authority to perform its obligations under each such agreement.

Our opinions set forth in paragraphs 3, 4 and 5 are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of California and the Colorado Business Corporation Act, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We express no opinions concerning (i) any provisions that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) any indemnification, exculpation or contribution provisions to the extent that such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any waiver of the right to jury trial or forum non conveniens; (iv) any provisions relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of California or may be subject to constitutional limitations; (v) (a) consents to or restrictions upon judicial relief, (b) waivers of rights or defenses with respect to stay, extension or usury laws or waivers of broadly or vaguely stated rights, (c) grants of set-off rights or (d) proxies, powers and trusts; (vi) any provisions that purport to require that amendments or waivers to any agreement must be in writing to be effective; (vii) any provisions that provide for liquidated damages, make-whole or other prepayment premiums or similar payments or other economic remedies to the extent a court were to

Pro-Dex, Inc.
December 9, 2016

determine that any such economic remedy constitutes a penalty or (viii) any provisions that relate to judgments in currencies other than U.S. dollars. We also express no opinion concerning whether a U.S. federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any agreement or the transactions contemplated hereby or the net impact or result of any conflict of laws between or among laws of competing jurisdictions and the applicability of the law of any jurisdiction in such instance.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to Rutan & Tucker, LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully Submitted,

/s/ Rutan & Tucker, LLP